Exhibit 99.1

News Release

CONTACT:	Michael J. McCann
CFO and Treasurer
(337) 235-2452
FOR IMMEDIATE RELEASE
PHI, INC. ANNOUNCES RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2007

     LAFAYETTE, LA — May 10, 2007 — PHI, Inc. (Nasdaq National Market System: PHII (voting) PHIIK (non-voting)) today reported net earnings of $0.7 million ($0.04 per diluted share) on operating revenues of $101.8 million for the three months ended March 31, 2007. For the same period of 2006, the Company reported net earnings of $2.2 million ($0.21 per diluted share) on operating revenues of $101.4 million.
     Operating revenues for the first quarter 2007 were $101.8 million compared to $101.4 million for 2006, an increase of $0.4 million. Oil and Gas operating revenues decreased a net of $3.3 million due to a decrease in flight hours as a result of the effects of the strike and a reduction of one aircraft and reduced flight hours in our foreign operations. Operating revenues in the Air Medical segment increased $2.8 million due to rate increases and to increased patient transports, although there were adverse effects to transport volume also as a result of the strike.
     Gain on equipment dispositions was $2.5 million for the quarter ended March 31, 2007, compared to $0.2 million for the quarter ended March 31, 2006. These amounts represent gains on sales of aircraft that no longer meet our strategic needs.
     Total flight hours were 33,486 for the first quarter 2007 compared to 37,444 for the first quarter 2006. Flight hours in the Oil and Gas segment were 26,086 for the first quarter 2007 compared to 29,817 for first quarter 2006, a decrease of 3,731 flight hours, due to the pilots’ strike and reduced flight hours in our foreign operations.
     As previously reported, the pilots represented by the OPEIU (the Office and Professional Employees International Union), commenced a general strike on September 20, 2006, affecting both the Oil and Gas and Air Medical segments. Approximately 236 pilots initially participated in this strike, out of a total pilot work force of 597. The pilot workforce at April 30, 2007 was 664. The strike by the pilots is discussed in further details in our Form 10-Q for March 31, 2007.
     Certain statements in this release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “forecast,” “anticipate,” “estimate,” “project,” “intend,” “expect,” “should,” “believe,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. The above factors are more fully discussed in the Company’s SEC filings.
     PHI provides helicopter transportation and related services to a broad range of customers including the oil and gas industry, air medical industry and also provides third-party maintenance services to select customers. PHI Common Stock is traded on The Nasdaq National Market System (symbols PHII and PHIIK).
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PHI, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Thousands of dollars and shares, except per share data)

	For the Quarter Ended
	March 31,
	2007	2006

Operating revenues	$101,753	$101,372
Gain, net on disposition of property and equipment, net	2,534	230
Other	1,654	919

	105,941	102,521

Expenses:
Direct expenses	93,233	87,055
Selling, general and administrative expenses	7,537	6,685
Interest expense	4,107	5,073

	104,877	98,813

Earnings before income taxes	1,064	3,708

Income taxes	401	1,483

Net earnings	$663	$2,225

Weighted average common shares outstanding:
Basic	15,288	10,422
Diluted	15,308	10,439

Earnings per common share:
Basic	$0.04	$0.21
Diluted	$0.04	$0.21
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Summarized financial information concerning the Company’s reportable operating segments for quarter and three months ended March 31, 2007 and 2006:

	Quarter Ended
	March 31,
	2007	2006
	(Thousands of dollars)
Segment operating revenues
Oil and Gas	$65,300	$68,554
Air Medical	33,545	30,711
Technical Services	2,908	2,107

Total operating revenues	101,753	101,372

Segment direct expense
Oil and Gas	57,435	53,853
Air Medical	33,828	31,619
Technical Services	1,970	1,583

Total direct expense	93,233	87,055

Segment selling, general and administrative expense
Oil and Gas	391	393
Air Medical	1,941	1,838
Technical Services	8	1

Total selling, general and administrative expense	2,340	2,232

Total direct and selling, general and administrative expense	95,573	89,287

Net segment profit
Oil and Gas	7,474	14,308
Air Medical	(2,224)	(2,746)
Technical Services	930	523

Total	6,180	12,085

Other, net	4,188	1,149
Unallocated selling, general and administrative costs	(5,197)	(4,453)
Interest expense	(4,107)	(5,073)

Earnings before income taxes	$1,064	$3,708

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Operating Statistics
The following tables present certain non-financial operational statistics for the quarter ended March 31, 2007 and 2006:

	Quarter Ended
	March 31,
	2007	2006
Flight hours:
Oil and Gas	26,086	29,817
Air Medical	6,992	7,155
Technical Services	408	472

Total	33,486	37,444

Air Medical Transports	4,922	4,822

Aircraft operated at period end:
Oil and Gas	164	167
Air Medical	71	66
Technical Services	4	4

Total	239	237

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